Exhibit 10.3

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

SILYNXCOM LTD.

SAFE

(Simple Agreement for Future Equity)

THIS CERTIFIES THAT on the parties hereto agree that, in exchange for the payment by, Israeli I.D Number   (the “Investor”) of NIS ____________________________ (the “Purchase Amount”) which shall be wired within three (3) business days following the execution of this SAFE (the date of wire of the Purchase Amount, the “Effective Date”), Silynxcom Ltd., an Israeli company, company registration number 516454154 (the “Company”), hereby issues to the Investor the right to certain shares of the Company’s share capital, subject to the terms set forth below.

This SAFE is entered by and between the Company and the Investor as part of execution by the Company of a series of related forms of SAFEs (the “Additional SAFEs”) having substantially the same terms, by and between the Company and additional investors (the “Additional Investors”) for an aggregate Purchase Amount of up to NIS 1,000,000 (including the Purchase Amount under this SAFE). Determination in writing of the Company and the investors who have invested at least majority of the aggregate purchase amount invested under this SAFE and all Additional SAFEs (the “Majority Investors”) to amend all SAFEs shall bind the Company, the Investor and all Additional Investors, and shall be deemed an amendment of this SAFE, provided that all forms of Additional SAFEs shall be amended in the same manner.

The “Discount Rate” is (i) 67% (i.e., 33% discount) with respect to an IPO or Liquidity Event, or (ii) 70% (i.e., 30% discount) with respect to any Equity Financing.

See Section 2 for certain additional defined terms.

1. Events

(a) IPO. If there is an IPO before the expiration or termination of this instrument, the Company will automatically issue to the Investor, immediately prior to and conditional upon the closing of the IPO, a number of Ordinary Shares, equal to the Purchase Amount divided by the applicable Conversion Price.

In connection with the issuance of Ordinary Shares by the Company to the Investor pursuant to this Section

1(a), in the IPO, the Investor will execute and deliver to the Company, as a condition precedent for the issuance of any shares, all transaction documents, undertakings and lock up agreements related to the IPO.

(b) Equity Financing. If there is an Equity Financing before the expiration or termination of this instrument, the Company will automatically issue to the Investor, immediately prior to and conditional upon the closing of the Equity Financing, a number of Safe Shares equal to the Purchase Amount divided by the applicable Conversion Price.

In connection with the issuance of Safe Shares by the Company to the Investor pursuant to this Section 1(b), in the Equity Financing, the Investor will execute and deliver to the Company, as a condition precedent for the issuance of any shares, all transaction documents related to the Equity Financing.

(c) Liquidity Event. If there is a Liquidity Event before the expiration or termination of this instrument, the Company will automatically issue to the Investor, immediately prior to and conditional upon the closing of the Liquidity Event, a number of shares of the most senior class of shares then issued and outstanding in the Company, equal to the Purchase Amount divided by the applicable Liquidity Price.

(d) Dissolution Event. If there is a Dissolution Event before this instrument expires or terminates, the Company will pay an amount equal to the Purchase Amount, due and payable to the Investor immediately upon the consummation of the Dissolution Event.

(f) Termination. This instrument will expire and terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this instrument) upon either (i) the issuance of shares to the Investor pursuant to Section 1(a), Section 1(b), or Section 1(c); or (ii) the payment, or setting aside for payment, of amounts due the Investor pursuant to Section 1(d).

2. Definitions

“Share Capital” means the share capital of the Company, including, without limitation, the “Ordinary Shares” and the “Preferred Shares” of the Company.

“Change of Control” means (i) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving, acquiring or resulting entity or (ii) a sale, lease or other disposition of all or substantially all of the assets or issued and outstanding shares of the Company, including through the grant of an irrevocable, perpetual, worldwide and exclusive license to all or substantially all intellectual property assets.

“Conversion Price” means the applicable Discount Price.

“Discount Price” means (i) with respect to an IPO – the price per share of the Ordinary Shares sold in the IPO multiplied by the applicable Discount Rate, or (ii) with respect to an Equity Financing – the price per share of the Standard Share sold in the Equity Financing multiplied by the applicable Discount Rate.

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary.

“Equity Financing” means a bona fide transaction with the principal purpose of raising capital, pursuant to which the Company issues and sells shares in consideration for investment in an aggregate amount of at least NIS 10,000,000 in one or more related closings (unless such condition has been waived by the Investor).

“IPO” means the closing of the Company’s first firm commitment underwritten initial public offering of Ordinary Share pursuant to (i) a registration statement filed under the Securities Act, (ii) the Israeli Securities Law – 1968 or (iii) any other applicable securities laws.

“Liquidity Event” means a Change of Control.

“Liquidity Price” means the price per share payable for Company's issued shares in the Liquidity Event, multiplied by 30%.

“Safe” means an instrument containing a future right to shares of Share Capital, purchased by investors for the purpose of funding the Company’s business operations.

“Safe Shares” means the shares issued to the investor(s) in an Equity Financing, having the same rights, privileges, preferences and restrictions as the Standard Shares, under the same terms as if the Investor had participated in the Equity Financing as an investor, but at an original issue price per share equal to the actual Conversion Price.

“Standard Shares” means the shares issued to the investors investing new money in the Company in connection with an Equity Financing.

3. Company Representations

(a) The Company is a corporation duly organized and validly existing under the laws of the state of Israel, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted. As of the date hereof, the Company does not have any material monetary liability or obligation, absolute or contingent, except for monetary obligations and liabilities incurred in the ordinary course of business since its incorporation and until the date hereof.

(b) The execution, delivery and performance by the Company of this instrument is within the power of the Company and, other than with respect to the actions to be taken when equity is to be issued to the Investor, has been duly authorized by all necessary actions on the part of the Company. This instrument constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To the knowledge of the Company, it is not in violation of (i) its current Articles of Association, (ii) any material statute, rule or regulation applicable to the Company.

(d) No consents or approvals are required in connection with the performance of this instrument, other than: (i) any qualifications or filings under applicable securities laws, if any.

(e) To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) reasonably sufficient legal rights to patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business. As of the date hereof, the Company has not received, or is aware of, any written notice alleging that the Company has violated any patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of other persons or entities.

(f) As of the date hereof, there is no action, suit, proceeding or investigation pending or, to Company's actual knowledge, currently threatened against the Company that questions the validity of this agreement, or the right of the Company to enter into this agreement, or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any adverse changes in the assets, condition or business of the Company, financially or otherwise, or any change in the current equity ownership of the Company.

4. Investor Representations

(a) The Investor has full legal capacity, power and authority to execute and deliver this instrument and to perform its obligations hereunder. This instrument constitutes valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) The Investor is a "classified investor" within the meaning set forth in the First Addendum of the Israeli Securities Law, 5728-1968 and at the Company's request, will provide evidence for such as detailed in guidance published by the Israel Securities Authority. The Investor is aware of the consequences of being identified as a "classified investor" and agrees to any and all such consequences.

5. Most Favorite Nation

If the Company issues any subsequent convertible loans, SAFEs or other convertible instruments which include favorable conversion terms to the investor prior to the termination of this instrument, the Company will provide the Investor with written notice thereof, together with a copy of the agreement evidencing such subsequent convertible loans, SAFEs or other convertible instruments. Upon written request from the Investor, the Company shall amend and restate this instrument to include the Favorable Conversion Terms provided that the Investor may only elect to receive all the terms set forth in the subsequent convertible loans, SAFEs or other convertible instruments which include Favorable Conversion Terms as a whole, but not part of them.

6. Miscellaneous

(a) Any provision of this instrument may be amended, waived or modified only upon the written consent of the Company and the Investor, or by Majority Investors (as set forth above).

(b) Any notice required or permitted by this instrument will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 48 hours after being couriered to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

(c) The Investor is not entitled, as a holder of this instrument, to vote or receive dividends or be deemed the holder of Share Capital for any purpose, nor will anything contained herein be construed to confer on the Investor, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise until shares have been issued upon the terms described herein.

(d) Neither this instrument nor the rights contained herein may be assigned, by operation of law or otherwise, by either party, other than to a Permitted Transferee (mutatis mutandis with the definition set forth in the Company’s articles of association), without the prior written consent of the other. This Simple Agreement for Future Equity shall be binding upon and inure to the benefit of and be enforceable by the Investor and the Company and their respective successors and assigns.

(e) In the event any one or more of the provisions of this instrument is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this instrument operate or would prospectively operate to invalidate this instrument, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this instrument and the remaining provisions of this instrument will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f) Upon conversion or repayment in full of the Purchase Amount, in accordance with the terms set forth above, any obligations of the Company towards the Investor hereunder shall be deemed satisfied in full.

(g) No fractional shares shall be issued to any Investor. The number of shares to be issued to each Investor shall be rounded to the nearest whole number.

(h) The Investor shall bear and be responsible to pay in cash (to the Company or the relevant tax authorities, as applicable) all taxes attributable to it, if any, in connection with or resulting from the transactions contemplated under this Agreement, including with respect to any repayment or conversion hereunder and the Company’s obligation to issue any shares or make any payment hereunder shall be conditioned on its compliance with applicable tax withholding requirements.

(i) All rights and obligations hereunder will be governed by the laws of the State of Israel, without regard to the conflicts of law provisions of such jurisdiction and the competent courts of Tel-Aviv-Jaffa, Israel, will have exclusive jurisdiction with respect to any dispute arising hereunder.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed and delivered.

SILYNXCOM LTD.

By:	/s/ Nir Klein
Nir Klein, CEO
s: 19 Yad Haruzim St. Netanya, Israel

Email:	kleinnir@s-o-s.co.il

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